Exhibit 99.1

Issuer Direct Reports 77% Revenue Growth and 481% Increase in Non-GAAP Net Income for Q1 2013

Gross Margins Reach 72% and Non-GAAP EPS Increases 400%, as ISDR Transitions to Cloud-Based, SaaS, Recurring Revenue Model

MORRISVILLE, NC -- (Marketwire - May 6, 2013) - Issuer Direct Corporation (OTCBB: ISDR), a market leader and innovator of disclosure management solutions and cloud-based compliance technologies, today reported its operating results for the first quarter ended March 31, 2013. The Company will host an investor conference call at 4:30 p.m. EST today, to discuss operating results and relevant topics of interest.

First Quarter 2013 Financial Highlights

●	Revenue increased 77% to $1.4 million as compared to the first quarter of 2012

●	Gross profit increased 130% to $1.0 million as compared to the first quarter of 2012

●	Gross margins increased to 72%, compared to 55% in the first quarter of 2012

●	Operating profit increased to $367,538, compared to a loss of $(98,008) in the first quarter of 2012

●	Operating margins increased to 26%, compared to -12% in the first quarter of 2012

●	Non-GAAP net income increased 481% to 308,640 as compared to the first quarter of 2012

●	Non-GAAP diluted EPS increased 400% to $0.15 per share as compared to the first quarter of 2012

●	The Company's cash balance remained in excess of $1.2 million at March 31, 2013

Brian R. Balbirnie, Chief Executive Officer of Issuer Direct Corporation, commented,

"We are pleased with our overall performance for our first quarter, which exceeded our estimates in almost every metric. Both our disclosure reporting and stock transfer businesses preformed remarkably well - not only in revenue contributions but also in margins and new client acquisitions. We are excited about our second quarter start and what is ahead for us in fiscal 2013”.

Wes Pollard, Chief Financial Officer, stated, "The overall 77% increase in revenue is primarily due to growth in compliance and reporting revenue, which generated 76% gross margins in the first quarter of 2013, and an improvement in transfer agent revenues, which generate 83% gross margins during that same period. Because of the large number of compliance and reporting clients that we have under annual contracts, we believe our revenue from this segment will continue to be much more predictable in the future. The improvement in transfer agent revenue was primarily due to significant business from corporate action engagements earned in the quarter.  Historically, corporate action services are tied to a transaction that results in a project-based engagement, therefore the timing and predictability of this type of revenue becomes difficult to forecast.  However, we do anticipate that corporate actions will be a continuing source of revenue in the future, especially as we raise our client count, the volume of these transactions will also go up."

Business Outlook

Mr. Balbirnie further stated, “During the quarter we built critical mass, delivering higher revenue, increased profits, and increased overall margins, demonstrating the earnings power of this highly efficient, recurring revenue, cloud-based model. Now our plan is to exploit this model by driving incremental top line revenue, accelerating our profitability by maintaining high margins. As the only single-source provider of cloud based disclosure management solutions, we are focused on both organic growth and also continue to evaluate potential acquisitions of complementary businesses that fit our long term business strategy."

Financial Results

For the quarter ended March 31, 2013, Issuer Direct reported revenue of $1.4 million, compared with $796,594 in the quarter ended March 31, 2012, an increase of 77%. Gross profit for the quarter ended March 31, 2013 increased to $1.0 million, versus $439,900 in the quarter ended March 31, 2012. Overall gross profit margins increased to 72% of revenue during the first quarter of 2013, compared with 55% in the year-earlier quarter.

For the quarter ended March 31, 2013, the Company reported net income of $215,538 or $0.11 per diluted share, compared with a net loss of $(56,936) or $(0.03) per diluted share, in the quarter ended March 31, 2012.

Non-GAAP results

The Company generated non-GAAP net income for the first quarter ended March 31, 2013 of $308,640, or $0.15 per share, compared with non-GAAP net income of $53,057, or $0.03 per share, in the first quarter ended March 31, 2012.

Adjustments from GAAP to non-GAAP during the three -months ended March 31, 2013, primarily involved the amortization of intangible assets resulting from acquisitions, and stock-based compensation (see detail in table at end of this release).

Non-GAAP Information

Certain non-GAAP financial measures are included in this press release. In the calculation of these measures, the Company generally excludes certain items such as amortization and impairment of acquired intangibles, non-cash stock-based compensation charges, and unusual, non-recurring gains and charges. The Company believes that excluding such items provides investors and management with a representation of the Company's core operating performance and with information useful in assessing its prospects for the future and underlying trends in the Company's operating expenditures and continuing operations. Management uses such non-GAAP measures to evaluate financial results and manage operations. The release and the attachments to this release provide a reconciliation of each of the non-GAAP measures referred to in this release to the most directly comparable GAAP measure. The non-GAAP financial measures are not meant to be considered a substitute for the corresponding GAAP financial measures.

ISSUER DIRECT CORPORATION
RECONCILATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES

	Three Months ended March 31,
	2013		2012
	Amount	Per diluted share	Amount	Per diluted share
Net income (loss):	$215,538	$0.11	$(56,936)	$(0.03)
Adjustments:
Amortization of intangible assets (1)	26,833	0.01	28,083	0.02
Stock based compensation (2)	66,269	0.03	81,910	0.04
Non-GAAP net income	$308,640	$0.15	$53,057	$0.03

(1)	The adjustments represent the amortization of intangible assets related to acquired companies.

(2)	The adjustments represent stock-based compensation expense recognized related to awards of stock options or common stock in exchange for services.

Conference Call Information

To participate in the conference call, please dial 1-877-317-6789 (international callers dial 1-412-317-6789) approximately five minutes prior to 4:30 p.m. Eastern Time (EST). A replay of the conference call will be available one hour after completion of the call until, Tuesday, May 14, 2013, at 9:00 a.m. EST. To access the replay, dial 1-877-344-7529 (international callers dial 1-412-317-0088) and enter the conference I.D. # 10028268.

About Issuer Direct Corporation: Issuer Direct Corporation ("IDC") is a market leader and innovator of disclosure management solutions and cloud-based compliance technologies. With a focus on corporate issuers, the Company alleviates the complexity of maintaining compliance with its integrated portfolio of products and services that enhance companies' ability to efficiently produce and distribute their financial and business communications both online and in print. The Issuer Direct logo is available here.

Learn more about Issuer Direct today: http://ir.issuerdirect.com/tearsheet/html/isdr

Forward-Looking Statements. This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "prospects," "outlook," and similar words or expressions, or future or conditional verbs such as "will," "should," "would," "may," and "could" are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-Q for the quarter ended March 31, 2013, including but not limited to the discussion under "Risk Factors" therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

Contact:

For Further Information
Issuer Direct Corporation
Brian R. Balbirnie
919-481-4000
brian.balbirnie@issuerdirect.com

Brett Maas
Hayden IR
(646) 536-7331
brett@haydenir.com

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

ISSUER DIRECT CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,257,862	$1,250,643
Accounts receivable, (net of allowance for doubtful accounts of $149,703 and $117,030, respectively)	745,654	544,684
Deferred income tax asset – current	49,000	49,000
Other current assets	24,561	38,710
Total current assets	2,077,077	1,883,037
Furniture, equipment and improvements, net	75,093	55,611
Deferred income tax – noncurrent	159,000	159,000
Intangible assets (net of accumulated amortization of $214,500 and $187,666, respectively)	404,696	431,529
Other noncurrent assets	12,069	12,069
Total assets	$2,727,935	$2,541,246

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$110,390	$62,886
Accrued expenses	99,148	37,347
Income taxes payable	124,592	226,406
Deferred revenue	90,688	112,906
Line of credit	75,000	150,000
Total current liabilities	499,818	589,545
Other long term liabilities	100,099	105,554
Total liabilities	599,917	695,099

Stockholders' equity:
Preferred stock, $0.001 par value, 30,000,000 shares authorized, no shares issued and outstanding as of March 31, 2013 and December 31, 2012.	-	-
Common stock $.001 par value, 100,000,000 shares authorized, 1,947,259 and 1,937,329 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively.	1,947	1,937
Additional paid-in capital	2,136,692	2,070,369
Accumulated deficit	(10,621)	(226,159)
Total stockholders' equity	2,128,018	1,846,147
Total liabilities and stockholders’ equity	2,727,935	2,541,246

ISSUER DIRECT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended
	March 31 2013	March 31, 2012

Revenues	$1,411,228	$796,594
Cost of services	398,890	356,694
Gross profit	1,012,338	439,900
Operating costs and expenses:
General and administrative	408,601	289,296
Sales and marketing expenses	201,017	212,544
Depreciation and amortization	34,935	36,068
Total operating costs and expenses	644,553	537,908
Operating income (loss)	367,785	(98,008)
Interest income (expense), net	(247)	3,572
Net income (loss) before taxes	367,538	(94,436)
Income tax (expense) benefit	(152,000)	37,500
Net income (loss)	$215,538	$(56,936)
Income (loss) per share – basic and fully diluted	$0.11	$(0.03)
Weighted average number of common shares outstanding – basic	1,942,635	1,819,098
Weighted average number of common shares outstanding – fully diluted	2,013,749	1,819,098

ISSUER DIRECT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three months ended March 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$215,538	$(56,936)
Adjustments to reconcile net (income) loss to net cash
provided by operating activities:
Depreciation and amortization	34,935	36,068
Bad debt expense	40,776	8,201
Deferred income taxes	-	(37,500)
Stock-based expense	66,269	81,910
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(241,746)	(49,960)
Decrease (increase) in deposits and prepaids	14,149	36,285
Increase (decrease) in accounts payable	47,504	2,847
Increase (decrease) in accrued expenses	(22,218)	(98,088)
Increase (decrease) in deferred revenue	(45,468)	(30,976)
Net cash provided by (used in) used in operating activities	109,739	(108,149)

Cash flows from investing activities:
Purchase of property and equipment	(27,584)	(2,218)
Acquisition of intangible assets	-	(275,000)
Net cash used in investing activities	(27,584)	(277,218)

Cash flows from financing activities:
Proceeds from exercise of stock options	64	-
Advance from line of credit	-	275,000
Repayment of line of credit	(75,000)	-
Net cash provided by (used in) financing activities	(74,936)	275,000

Net change in cash	7,219	(110,367)
Cash – beginning	1,250,643	862,386
Cash – ending	1,257,862	752,019

Supplemental disclosure for non-cash investing and financing activities:
Cash paid for interest	1,779	2,587
Cash paid for income taxes	253,814	-
Non-cash activities:
Common stock issued for acquisition of customer list	-	140,000